Exhibit 99.1

News Release From:

Dotronix, Inc.

(OTC Bulletin Board: DOTX)

FOR IMMEDIATE RELEASE:  May 19, 2003

DOTRONIX  REPORTS RESULTS FOR THE THIRD
QUARTER ENDED MARCH 31, 2003

ST. PAUL,  May 19, 2003…DOTRONIX, INC. (OTC BULLETIN BOARD: DOTX) announced its third quarter results today.

Fiscal 2003 third quarter sales (quarter ended March 31, 2003) were  $385,000, as compared to  sales of $1,260,000 in the third quarter of fiscal 2002 (quarter ended March 31 2002).

The net loss in the third quarter of  2003 was $(525,000), or $(0.13) per share as compared to a loss the previous year of $(176,000), or $(0.04) per share.

Results Summary for the Quarter and Nine Month periods

(In thousands except per share)

	Third Quarter Ended March 31		Nine Months Ended March 31
	2003	2002	2003	2002

Net Sales	$385	$1,260	$1,314	$2,909

Net loss	$(525)	$(176)	$(1,297)	$(715)

Net loss per share	$(0.13)	$(.04)	$(0.31)	$(.17)

Contact information: William S. Sadler

651-633-1742